Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 17, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended March 29, 2014.

Second Quarter 2014 Results

Net earnings for the second quarter of fiscal 2014 were $3.5 million, or $0.19 per share compared with $3.7 million, or $0.20 per diluted share in the same period a year ago. Net sales increased 10.3% to $91.4 million from $82.9 million in the prior year period. Shipments increased 12.8% year-over-year while average selling prices decreased 2.1%. On a sequential basis, shipments increased 2.0% from the first quarter of fiscal 2014 and average selling prices increased 2.8%.

Insteel’s second-quarter results were favorably impacted by the increase in shipments, which was largely offset by lower spreads between selling prices and raw material costs and higher unit conversion costs relative to the same period a year ago. The previously reported fire that damaged a portion of the Company’s Gallatin, Tennessee PC strand manufacturing facility on January 21, 2014 did not have a material impact on the results for the quarter. Capacity utilization for the quarter was 51% compared with 46% in the prior year quarter and 47% in the first quarter of fiscal 2014.

Operating activities provided $1.6 million of cash compared with $2.4 million in the prior year period. Net working capital used $5.3 million of cash compared with $5.2 million in the same period a year ago. Capital expenditures were $1.0 million in both the current and prior year periods.

Six Month 2014 Results

Net earnings for the first six months of fiscal 2014 were $6.3 million, or $0.34 per share compared with $6.1 million, or $0.34 per share in the same period a year ago. Net sales increased 5.9% to $178.7 million from $168.8 million in the prior year period. Shipments increased 9.5% year-over-year while average selling prices decreased 3.3%.

Operating activities provided $8.0 million of cash compared with $26.1 million in the prior year period primarily due to the relative changes in net working capital. Net working capital used $4.8 million of cash while providing $11.9 million in the same period a year ago. Capital expenditures were $3.0 million compared with $3.7 million in the prior year period and are not expected to exceed $12.0 million in fiscal 2014.

Balance Sheet

Insteel ended the quarter debt-free with $19.2 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

 WWW.INSTEEL.COM

Outlook

“As we move into the second half of the year, we expect to benefit from the usual seasonal factors, which could be amplified this year by pent-up demand resulting from the unusually severe winter weather we have experienced in many of our markets,” commented H.O. Woltz III, Insteel’s president and CEO. “We are also seeing continued improvement in private nonresidential construction, our primary demand driver, and a heightened degree of optimism that the slow growth recovery may be gaining momentum. We believe that Insteel is ideally positioned to capitalize on a strengthening market environment through the favorable impact of our ongoing process improvement initiatives together with the ramp up of our world-class manufacturing facilities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic

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and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; the adverse impact of the fire at Insteel’s Gallatin, Tennessee PC strand manufacturing facility, including operational interruptions, higher than anticipated repair costs, reduced production levels and lower than anticipated insurance reimbursements; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 28, 2013 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

Net sales	$91,436	$82,873	$178,654	$168,760
Cost of sales	79,830	71,822	157,993	149,116
Gross profit	11,606	11,051	20,661	19,644
Selling, general and administrative expense	5,984	5,245	10,689	10,087
Other expense (income), net	228	(85)	196	(85)
Interest expense	57	53	113	125
Interest income	(1)	(2)	(6)	(2)
Earnings before income taxes	5,338	5,840	9,669	9,519
Income taxes	1,816	2,126	3,400	3,403
Net earnings	$3,522	$3,714	$6,269	$6,116

Net earnings per share:
Basic	$0.19	$0.21	$0.34	$0.34
Diluted	0.19	0.20	0.34	0.34

Weighted average shares outstanding
Basic	18,234	17,846	18,212	17,785
Diluted	18,637	18,286	18,612	18,187

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.31

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited)
	March 29,	December 28,	September 28,
	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$19,181	$18,985	$15,440
Accounts receivable, net	41,175	33,754	41,110
Inventories, net	71,399	70,026	58,793
Other current assets	5,114	4,804	5,863
Total current assets	136,869	127,569	121,206
Property, plant and equipment, net	81,169	83,447	83,053
Other assets	8,413	8,379	8,390
Total assets	$226,451	$219,395	$212,649

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$38,318	$34,861	$30,561
Accrued expenses	6,327	6,696	6,854
Total current liabilities	44,645	41,557	37,415
Other liabilities	14,486	14,349	14,178
Shareholders' equity:
Common stock	18,257	18,202	18,185
Additional paid-in capital	56,469	55,667	55,452
Retained earnings	94,156	91,182	88,981
Accumulated other comprehensive loss	(1,562)	(1,562)	(1,562)
Total shareholders' equity	167,320	163,489	161,056
Total liabilities and shareholders' equity	$226,451	$219,395	$212,649

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net earnings	$3,522	$3,714	$6,269	$6,116
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,478	2,407	4,902	4,739
Amortization of capitalized financing costs	25	25	51	51
Stock-based compensation expense	820	780	1,228	1,093
Deferred income taxes	(102)	1,676	217	2,913
Excess tax benefits from stock-based compensation	(105)	(295)	(191)	(331)
Loss (gain) on sale of property, plant and equipment	510	(79)	510	(67)
Gain from life insurance proceeds	-	(45)	-	(45)
Increase in cash surrender value of life insurance policies over premiums paid	(69)	(321)	(358)	(291)
Net changes in assets and liabilities:
Accounts receivable, net	(7,421)	1,661	(65)	8,552
Inventories	(1,373)	(9,976)	(12,606)	(441)
Accounts payable and accrued expenses	3,485	3,112	7,872	3,803
Other changes	(133)	(218)	130	(13)
Total adjustments	(1,885)	(1,273)	1,690	19,963
Net cash provided by operating activities	1,637	2,441	7,959	26,079

Cash Flows From Investing Activities:
Capital expenditures	(980)	(1,028)	(2,964)	(3,724)
Proceeds from life insurance claims	-	-	-	505
Increase in cash surrender value of life insurance policies	(170)	(28)	(269)	(26)
Proceeds from surrender of life insurance policies	85	3	113	3
Proceeds from fire loss insurance	135	-	135	-
Proceeds from sale of property, plant and equipment	-	100	-	100
Net cash used for investing activities	(930)	(953)	(2,985)	(3,142)

Cash Flows From Financing Activities:
Proceeds from long-term debt	99	891	217	4,385
Principal payments on long-term debt	(99)	(891)	(217)	(15,860)
Cash dividends paid	(548)	(541)	(1,094)	(5,510)
Cash received from exercise of stock options	163	2,194	175	2,257
Excess tax benefits from stock-based compensation	105	295	191	331
Payment of employee tax withholdings related to net share transactions	(231)	-	(505)	-
Other	-	(348)	-	(647)
Net cash provided by (used for) financing activities	(511)	1,600	(1,233)	(15,044)

Net increase in cash and cash equivalents	196	3,088	3,741	7,893
Cash and cash equivalents at beginning of period	18,985	4,815	15,440	10
Cash and cash equivalents at end of period	$19,181	$7,903	$19,181	$7,903

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$2	$2	$20
Income taxes, net	2,469	708	2,502	721
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	375	276	375	276
Restricted stock units and stock options surrendered for withholding taxes payable	231	267	505	267

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